EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 No. 333-140296, Form S-1 No. 333-136096, Form S-2 No. 333-121546, Form S-3 No. 333-111455, Form S-3 No. 333-82272, Form S-3 No. 333-54088, Form S-3 No. 333-49312, Form S-3 No. 333-83615, Form S-3 No. 333-46619, Form S-3 No. 333-07709, Form S-3 No. 33-81212, Form S-3 No. 33-92032, Form S-3 No. 33-92978, Form S-3 No. 333-4880, Form S-3 No. 333-62387, Form S-8 No. 333-13779, Form S-8 No. 333-76961, Form S-8 No. 333-136095 and Form S-8 No. 333-146333 of e.Digital Corporation and subsidiary of our report dated June 21, 2012, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of e.Digital Corporation for the year ended March 31, 2012.

/s/ SingerLewak LLP
Los Angeles, CA
June 21, 2012